Exhibit 10(ss)

To:	Holders of Certain FleetBoston Stock Options

From:	Lisa G. Bisaccia – Director of Compensation and Benefits

Date:	March 25, 2004

Re:	Amendment to the Terms of Certain FleetBoston Nonqualified Stock Option Awards

This memorandum amends the terms of your FleetBoston nonqualified stock option awards granted under the stock plans listed on Exhibit A hereto. The amendment set forth in this memorandum does not apply to all outstanding FleetBoston stock options, including any options intended to be incentive stock options for purposes of Section 422 of the Internal Revenue Code, and, as such, you should review this memorandum, Exhibit A and the terms of your outstanding FleetBoston stock options carefully. This amendment will only become effective upon the completion of the proposed merger between FleetBoston and Bank of America. If for any reason you are not actively employed by FleetBoston or on an approved leave of absence on the date the merger is completed, this amendment will be inapplicable to you.

Amendment

Extension of the Stock Option Post-Termination Exercise Period Upon Certain Terminations of Employment following the Completion of the Merger with Bank of America. Notwithstanding anything to the contrary contained in any of the stock plans listed on Exhibit A hereto or the award agreements thereunder, if within three years following the closing date of the merger between FleetBoston and Bank of America (the “Merger”), the option holder ceases to be an active employee of FleetBoston or its affiliates and such termination:

•	satisfies all requirements for eligibility to receive severance benefits under the Separation Pay and Benefits Plan of FleetBoston Financial Corporation and Participating Subsidiaries as in effect on the date of completion of the Merger (the “Separation Pay Plan”) or would have satisfied applicable requirements for eligibility to receive severance benefits under the Separation Pay Plan except solely for the fact that such Separation Pay Plan did not remain in effect until the end of such three-year period;

•

is by the employer other than for “Cause” or by the option holder for “Good Reason” (or any derivation of such terms, in all cases as defined in any employment, severance or change in control agreement between the option holder and FleetBoston or Bank of America Corporation, as in effect on (or to be effective as of) the date of completion of the Merger, and without regard to whether or not the term of any such agreement has previously expired);

•	satisfies the eligibility requirements for early or normal retirement within the meaning of a FleetBoston qualified retirement plan as in effect immediately prior to the Merger;

•	is due to the option holder’s death or disability (as determined pursuant to the applicable provisions of FleetBoston’s disability plans at the time of termination of employment); or

•	is due to the sale of the business unit in which the option holder is employed,

the option holder’s outstanding and vested nonqualified stock options granted under the stock plans listed on Exhibit A hereto will remain exercisable for the longer of (i) 12 months following the option holder’s date of termination (or, to the extent applicable, the last day of such employee’s salary continuation period under the Separation Pay Plan (or a successor plan) or under an individual employment, severance or change of control agreement between such employee and FleetBoston or Bank of America or their affiliates, in each case to the extent expressly provided for therein) or (ii) the applicable post-termination exercise period set forth in the plan or award agreement governing such stock option; provided, however, that in no event shall any such stock option be exercisable beyond its original expiration date.

Effective Date. This amendment will be effective only upon and subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger between FleetBoston and Bank of America, dated as of October 27, 2003.

Successors. From and after the merger, to the extent appropriate in the context of the sentence, references to “FleetBoston” shall be references to “Bank of America.”

Explanation

The additional 12 months is intended to ensure that an employee who has a qualifying termination (as outlined above) following the completion of the merger has a minimum of 12 months in which to exercise his or her vested nonqualified stock options; provided, that the options do not expire within that 12-month period. The post-termination exercise periods for terminations other than those described above will be in accordance with the terms of the applicable plan document and individual award agreement. If the original terms of the option provide for a longer post-termination exercise period, you will receive the benefit of that period. In all cases, you must exercise your options prior to their original expiration date. You must be actively employed by FleetBoston or on an approved leave of absence on the date the merger is completed to receive the rights set forth in this amendment.

If you have any questions about the applicability of the amendments set forth in this memorandum to any of your outstanding FleetBoston stock options, you should contact Jannene Wagner at 617-346-0016.

Exhibit A

FleetBoston Financial Corporation Amended and Restated 1992 Stock Option and Restricted Stock Plan

FleetBoston Financial Corporation 1993 Incentive Stock and Option Plan (formerly Summit Bancorp 1993 Incentive Stock and Option Plan) – excluding option awards made on or after October 15, 2002 1

FleetBoston Financial Corporation 1999 Non-Executive Option Plan (formerly Summit Bancorp 1999 Non-Executive Option Plan) – excluding option awards made on or after October 15, 2002 1

Fleet Financial Group, Inc./Quick & Reilly Group, Inc. Stock Option Plan

Shawmut National Corporation Secondary Stock Option Plan and Restricted Stock Award Plan

Converted Prime Bancorp, Inc. Incentive Stock Option Plan of Summit Bancorp

Progress Financial Corporation Amended and Restated 1993 Stock Incentive Plan

FleetBoston Financial Corporation 1996 Long-Term Incentive Plan – excluding option awards made before October 1, 1999 and option awards made on or after October 15, 2002, but prior to October 27, 2003 1

1 Option awards made on and after October 15, 2002, but prior to October 27, 2003 under the FleetBoston Financial Corporation 1996 Long-Term Incentive Plan, the FleetBoston Financial Corporation 1993 Incentive Stock and Option Plan (formerly Summit Bancorp 1993 Incentive Stock and Option Plan) or the FleetBoston Financial Corporation 1999 Non-Executive Option Plan (formerly Summit Bancorp 1999 Non-Executive Option Plan) provide for an additional twelve-month post-termination exercise period upon termination (other than due to death or retirement at or after age 62, for which a longer period is provided under the award agreement) following a change in control. These provisions are fully described in the award agreements accompanying the awards made in the applicable timeframe.

The additional twelve-month post-termination exercise period will apply as described in the attached Amendment to the Terms of Certain FleetBoston Nonqualified Stock Option Awards, and only to the extent the award agreement does not provide for a longer period of time and, provided, however, that the options do not expire before or within the twelve-month period.